Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of December 23, 2024, among VERTICAL AEROSPACE LTD., a Cayman Islands exempted company (the “Company”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Collateral Agent”), under the Indenture referred to below.

W I T N E S S E T H

WHEREAS, the Company and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as the Trustee and the Collateral Agent have heretofore executed and delivered an indenture (the “Base Indenture” dated as of December 16, 2021, and together with this Supplemental Indenture, the “Indenture”), providing for the issuance by the Company of an original aggregate principal amount of $200,000,000 7.00% / 9.00% Convertible Senior Secured PIK Toggle Notes due 2026 (the “Notes”);

WHEREAS, pursuant to Section 8.01 of the Base Indenture, the Company, the Trustee and the Collateral Agent may, subject to certain exceptions, amend or supplement the Base Indenture and the Notes, or waive any provision of the Base Indenture and the Notes without the consent of the Holders;

WHEREAS, pursuant to Section 8.02 of the Base Indenture, the Company, the Trustee and the Collateral Agent may, subject to certain exceptions, amend or supplement the Base Indenture and the Notes, or waive any provision of the Base Indenture and the Notes with the consent of each affected Holder;

WHEREAS, the Company has obtained the consent of (and the Trustee and the Collateral Agent have been directed by) the Holders of the entire aggregate principal amount of the outstanding Notes to amend the Base Indenture (including the execution of this Supplemental Indenture), amend the Share Charge by way of a supplemental share charge dated on or around the date of this Supplemental Indenture between the Company and the Collateral Agent, as amended, amended and restated, supplemented, modified or replaced from time to time (the “Supplemental Share Charge”) and enter into the debenture dated on or around the date of this Supplemental Indenture, between Vertical Aerospace Group Ltd, as chargor, and the Collateral Agent, as amended, amended and restated, supplemented, modified or replaced from time to time (the “Debenture”), as set forth herein; and

WHEREAS, pursuant to Sections 8.01, 8.02 and 8.06 of the Base Indenture, the execution and delivery of this Supplemental Indenture has been duly authorized by the parties hereto, and all other acts necessary to make this Supplemental Indenture a valid and binding supplement to the Base Indenture effectively amending the Base Indenture as set forth herein and have been duly taken by the Company.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Trustee and the Collateral Agent mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1.            Capitalized Terms. Capitalized definitional terms used herein without definition shall have the meanings assigned to them in the Base Indenture.

2.            Amendments. Subject to Section 3 below:

(a)            The definition of “Conversion Rate” in Section 1.01 of the Base Indenture shall be deleted and replaced in its entirety as follows:

“Conversion Rate” initially means (a) effective as of the date of this Supplemental Indenture, 363.636 Ordinary Shares per US$1,000 principal amount of Notes, provided that the Conversion Rate set forth in this paragraph (a) shall only be applicable to US$ 130,194,859 principal amount of the Notes, and (b) effective on and after the date that the Conversion Consideration in respect of US$130,194,859 principal amount of the Notes is delivered by the Company pursuant to Section 5.03 of this Indenture (such date of delivery, the “Partial Conversion Date”), 285.714 Ordinary Shares per US$1,000 principal amount of Notes; provided, however, that the Conversion Rate is subject to adjustment pursuant to Article 5; provided, further, that whenever this Indenture refers to the Conversion Rate as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the Conversion Rate immediately after the Close of Business on such date.

(b)            The definition of “Maturity Date” in Section 1.01 of the Base Indenture shall be deleted and replaced in its entirety as follows:

“Maturity Date” means December 15, 2028.

(c)            The definition of “Make-Whole Premium” in Section 1.01 of the Base Indenture shall be deleted and replaced in its entirety as follows:

“Make-Whole Premium” means, with respect to a Note at any time, (x) before the fourth anniversary of the Issue Date, the excess, if any, of (a) the present value at such time of (i) the Redemption Principal Amount of such Note on the Maturity Date plus (ii) any required interest payments due on such Note through the Maturity Date (but excluding accrued and unpaid interest through the relevant Redemption Date), computed using the rate for Cash Interest as the Stated Interest and a discount rate equal to the Treasury Rate plus 50 basis points, discounted to the relevant Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), over (b) the principal amount of such Note and (y) otherwise, zero. The Trustee shall have no obligation to calculate or verify the calculation of the Make-Whole Premium.

(d)            The definition of “Redemption Multiplier” in Section 1.01 of the Base Indenture shall be deleted and replaced in its entirety as follows:

“Redemption Multiplier” means, with respect to any Redemption Date, if such Redemption Date falls:

(i)  on or after the fourth anniversary of the Issue Date but prior to the fifth anniversary of the Issue Date, 112.0%;

(ii)  on or after the fifth anniversary of the Issue Date but prior to the sixth anniversary of the Issue Date, 106.0%; or

(iii) on or after the sixth anniversary of the Issue Date, 100.0%.

(e)            The definition of “Fundamental Change Redemption Multiplier” in Section 1.01 of the Base Indenture shall be deleted and replaced in its entirety as follows:

“Fundamental Change Redemption Multiplier” means, with respect to any Redemption Date, if such Redemption Date falls:

(i)  on or after the fourth anniversary of the Issue Date but prior to the fifth anniversary of the Issue Date, 112.0%;

(ii)  on or after the fifth anniversary of the Issue Date but prior to the sixth anniversary of the Issue Date, 106.0%; or

(iii) on or after the sixth anniversary of the Issue Date, 100.0%.

(f)            The first sentence of Section 2.05(A)(i) of the Base Indenture shall be deleted and replaced in its entirety as follows:

Effective December 15, 2024, each Note will accrue interest at a rate per annum equal to ten percent (10.00%) with respect to interest paid in cash (“Cash Interest”) and twelve percent (12.00%) with respect to PIK Interest (together with the Cash Interest as the interest rate selected by the Company for any Interest Period, the “Stated Interest”), plus Special Interest on the Notes, if any, that may accrue pursuant to Section 7.03.

(g)            All references in the Indenture and the Notes to 7.00% / 9.00% Convertible Senior Secured PIK Toggle Notes due 2026 shall be updated to read 10.00% / 12.00% Convertible Senior Secured PIK Toggle Notes due 2028.

(h)            Section 2.16 of the Base Indenture shall be deleted and replaced in its entirety as follows:

[Reserved]

(i)             Section 5.05(A)(vi) of the Base Indenture shall be deleted and replaced in its entirety as follows:

[Reserved]

3.            Effectiveness and Operability.

(a)            The Company represents and warrants that each of the conditions precedent to the amendment and supplement of the Base Indenture (including such conditions pursuant to Section 8.02 of the Base Indenture) have been satisfied in all respects. Pursuant to Sections 8.02 and 8.06 of the Indenture, the Holders of all of the aggregate principal amount of the Notes outstanding have authorized and directed the Trustee and the Collateral Agent to consent to the amendments set forth in Section 2 hereof and to execute this Supplemental Indenture. Pursuant to Section 12.08 of the Indenture and at the direction of the Holders of all of the aggregate principal amount of the Notes outstanding, the Collateral Agent is executing the Supplemental Share Charge and the Debenture.

(b)            The Company, the Trustee and the Collateral Agent are on this date executing this Supplemental Indenture.

(c)            The amendments set forth in Section 2 hereof shall become effective in respect of all of the Notes, and the terms of the Base Indenture and/or the Global Notes shall be deemed amended, supplemented, modified or deleted as provided for in Section 2 immediately upon the execution of this Supplemental Indenture by the parties hereto.

(d)            The Supplemental Share Charge and the Debenture shall become effective and operative in respect of all the Notes on the date hereof.

4.            Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5.            Notes. With effect on and from the date hereof, each Global Note shall be deemed supplemented, modified and amended in such manner as necessary to make the terms of such Global Note consistent with the terms of the Indenture, as amended by this Supplemental Indenture.

6.            New York Law to Govern. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

7.            Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy, which may be delivered by facsimile or PDF transmission, shall be an original, but all of them together represent the same agreement. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission (including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) will constitute effective execution and delivery of this Supplemental Indenture as to the other parties hereto will be deemed to be their original signatures for all purposes. The Company agrees to assume all risks arising out of the use of digital signatures and electronic methods to submit communications to Trustee and the Collateral Agent, including, without limitation, the risk of the Trustee and the Collateral Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties.

8.            Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

9.            The Trustee and Collateral Agent. In carrying out the Trustee’s and the Collateral Agent’s responsibilities hereunder, each of the Trustee and the Collateral Agent shall have all of the rights, protections, indemnities and immunities which it possesses under the Indenture. The recitals contained herein shall be taken as the statements of the Company and the Guarantors only, and neither the Trustee nor the Collateral Agent assumes any responsibility for their correctness. Neither the Trustee nor the Collateral Agent shall be responsible for and neither makes any representation as to (i) the validity or sufficiency of this Supplemental Indenture or of the Notes, (ii) the proper authorization hereof by the Company and the Guarantors by action or otherwise, (iii) the due execution hereof by the Company and the Guarantors or (iv) the consequences of any amendment herein provided for.

10.            Enforceability. The Company hereby represents and warrants to the Trustee and the Collateral Agent that this Supplemental Indenture has been duly and validly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms and the terms of the Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

VERTICAL AEROSPACE LTD.
as Company

By:	/s/ Stephen Welch
Name: Stephen Welch
Title: Chairman

[Signature Page to First Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION
as Trustee and Collateral Agent

By: /s/ Donald T. Hurrelbrink
Name: Donald T. Hurrelbrink
Title: Vice President

[Signature Page to First Supplemental Indenture]